SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

INVESTORS FOCUS, INC.

(Name of Small Business Issuer in Its Charter)

Florida	7271	04-3682304

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

1000 Lincoln Road, Suite 200
Miami Beach, Florida 33139
Telephone 305-531-5800
(Address and Telephone Number of Principal Executive Offices)

Mitchell Rubinson
1000 Lincoln Road, Suite 200
Miami Beach, Florida 33139
Telephone 305-531-5800
(Name, Address and Telephone Number of Agent For Service)

Copies to:
Joel D. Mayersohn, Esq.
Adorno & Yoss, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
(954) 763-1200
(954) 766-7800 Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities to be	to be	Offering Price	Aggregate	Registration
Registered	Registered	Per Unit/Share	Offering Price	Fee

Units consisting of 20 shares and two warrants	50,000	$10.00	$500,000	$46.00

Shares of Common Stock underlying units*	1,000,000	$ ---.-- (1)	$ -----,-----	$ ----.--

Warrants to purchase shares of Common Stock contained in units	1,000,000	$1.50	$1,500,000	$138.00

Warrants to purchase shares of Common Stock contained in units	1,000,000	$2.00	$2,000,000	$184.00

Shares of Common Stock issuable upon exercise of Warrants	4,000,000 (2)	$ ----.--	$3,500,000	$322.00

Registration Fee Total				$690.00

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(1)	There is no current market for the securities. The proposed per share offering price for the Common Stock, being registered here, for sale by us is estimated for purposes of calculating the amount of the registration fee based on a bona fide estimate of the maximum offering price by Investors Focus, Inc.

(2)	Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Warrants.

*	no fee required, paid as part of units.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission may determine.

PROSPECTUS

Subject to completion, dated August __, 2002

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INVESTORS FOCUS, INC.

Minimum of 30,000 units and maximum of 50,000 units.

     This is the initial public offering of our common stock. In considering the offering you should know that:

•	No public market exists for our stock and warrants; and

•	The offering price has been arbitrarily determined.

     We are offering on a best efforts basis a minimum of 30,000 units and a maximum of 50,000 units. Each unit consists of 20 shares of our common stock, 20 class A redeemable one year warrants and 20 class B redeemable two year warrants. Each warrant entitles its owner to purchase two shares of common stock at the exercise price of $1.50 for the class A warrants and $2.00 for the class B warrants. The shares and warrants included in our units may be separated at the discretion of the Company, after which the shares and warrants will trade separately. The warrants are redeemable by us upon 30 days prior written notice. To the extent permitted, we may engage the services of broker-dealers to assist in selling the Units. If so, the maximum commission paid to any such broker-dealer will be ten percent (10%).

     All proceeds raised in the offering will be held at      , as escrow agent in a non-interest bearing account until the minimum is reached. If the minimum offering is not reached within      months from the date of this prospectus, all funds will be returned without interest and the offering will be terminated unless extended by us to no later than      . If the minimum offering is achieved by      months from the date of this prospectus, the proceeds will be released to us. Thereafter, sales will continue at our sole discretion until the earlier of date the maximum offering is achieved or      months from the date of this prospectus, unless we decide to further extend the offering for an additional      months at our sole discretion without notice to investors and potential subscribers.

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     These securities involve a high degree of risk. See “RISK FACTORS” beginning on page      .

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________ ____, 2002

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PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section.

Our Business

     We own a diversified group of Polish language domain names. The English language translation for certain of our Polish domain names are as follows:

•	doctor,

•	attorney,

•	jewelry,

•	gambling,

•	movies,

•	airlines,

•	computer,

•	casino,

•	television,

•	shipping and

•	stocks

     Our business model is designed to establish a variety of web pages using the vast number of Polish domain names, which we own. We intend to develop the web pages ourselves, as well as, partner with third parties to provide such web design services.

     Our revenues will be generated from a variety of sources including:

•	license of domain names to third parties,

•	subscription fees to access the information, products and services on the web pages,

•	web page design,

•	sale of statistical information gathered from web site users,

•	advertising including banner or other forms of web page advertising,

•	sales of products on the variety of web pages,

     We are a Florida corporation incorporated on May 31, 2002. We were originally established on April 15, 1999 as Investors Focus, LLC. As of June 1, 2002, we completed a merger with Investors Focus, Inc.

     We maintain our principal United States executive office at 1000 Lincoln Road, Suite 200, Miami Beach, Florida 33139. Our telephone number is 305-531-5800 and our fax number is 305-538-5037.

     In this prospectus, we refer to our company, Investors Focus, Inc., as we, us or Investors.

The Offering

•	Total common stock outstanding prior to the offering	35,350,000
•	Maximum number of shares of common stock being offered	1,000,000
•	Maximum number of warrants being offered	2,000,000
•	Total common stock outstanding after our maximum offering	36,350,000
•	Assuming no exercise or conversion of warrants to purchase
	up to 4,000,000 shares of common stock

Use of Proceeds

     We plan to use the proceeds to establish a sales and marketing organization for advertising and marketing of our domain names and web sites, and for working capital and general corporate purposes.

Summary Financial Data

     As of December 31, 2001, we were nominally capitalized with no income or revenues.

     The following information is based on the audited financial statements for the years ended December 31, 2000 and 2001 and on the unaudited financial statements for the six months ended June 30, 2002.

	Year Ended December 31,
			Six months ended
	2001	2000	June 30, 2002

Income Statement Items:
Net loss	$(6,154)	$(6,775)	$(28,906)
Balance Sheet Items:
Cash	$—	$—	$—
Total Current Assets	557	—	22,487
Total Assets	4,357	3,800	26,287
Total Current Liabilities	22,124	15,413	50,043
Total Stockholders’ Deficit	(17,767)	(11,613)	(23,756)
Total Liabilities and Stockholders’ Deficit	$4,357	$3,800	$26,287

     Please read this prospectus carefully. You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

RISK FACTORS

     You should carefully consider the following factors, in addition to other information contained in this prospectus, before you decide to invest in our securities. An investment in our securities includes a high degree of risk and you could lose all or part of your investment.

     We have no operating history and are subject to the risks encountered by early-stage companies.

     We have no operating history and our business prospects must be considered in light of the risks and uncertainty to which companies in new and rapidly evolving markets such as ours are exposed. Our company has no established reputation and will need to be promoted. There is no assurance that we will be able to market services, including domain names and services in the Polish markets or that we will produce sufficient revenues to justify the costs incurred. The risks of a new business include, but are not limited to, the following:

•	our services may not attract or retain customers;

•	intense competition and rapid technological change in our industry could adversely affect the markets acceptance of our services; and

•	we may be unable to develop or maintain commercial relationships and alliances necessary to commercialize our services.

We have a history of losses, expect future losses and cannot assure you that we will achieve profitability.

     We have incurred net losses since our inception.

     We incurred net losses for the year ended December 31, 2001 and for the first six months ended June 30, 2002. Our accumulated deficit as of December 31, 2001 was $18,767. We anticipate that we will increase sales and marketing, product development and general administrative expenses during 2002 and for the foreseeable future. To achieve profitability we will need to generate revenue. Even if we ultimately achieve profitability, we may not be able to sustain or increase our profitability. If our revenue grows more slowly that we anticipate, or our operating expenses exceed our expectations, our operating results will be adversely affected.

     We may have inadequate cash resources available to us to fund our operations.

     As of December 31, 2001, we had no cash. We anticipate the funds for this offering will be sufficient to fund operations through March 31, 2003 if the minimum offering is raised and until September 30, 2003 if the maximum is raised. If we are not successful in our business operations, we will need additional capital. There can be no guaranty that such capital will be available to us or, if it is available to us, that would be on terms favorable to us. Under such circumstances, and in the event that we are unable to raise additional capital, we may need or be required to discontinue some of our operations, reduce development of our products and services, or reduce our work force, all which would materially adversely affect us.

     The initial public offering price of our stock and warrants could affect their future market performance.

     We unilaterally determined the initial public offering price of the common stock and the warrants. This offering price may not be indicative of future market performance and bear no relationship to the price of which our stock and warrants will trade (if our securities are traded at all).

     Risks of doing business in Poland could adversely affect our business and result in the loss of your investment.

     Poland is a developing country that until the last decade was allied with the former Soviet Union under a communist economic system. Business risks include, among others, internal political or civil threat, war, corruption or government restrictions. These risks could be harmful to us and are difficult to quantify. We will be subject to the risks normally associated with changes in general national economic conditions or local market conditions, including competition, patronage, changes in market rates, the need to periodically upgrade and replace equipment and to pay the costs thereof. Although many governments of the countries of Central and Eastern Europe have liberalized policies on international trade, foreign ownership and development, investment, and currency repatriation to increase both international trade and investment, such policies might change unexpectedly. We will be affected by the rules and regulations regarding foreign ownership of real and personal property. Such rules may change quickly and dramatically which may have an adverse impact on ownership and may result in a loss without recourse of certain of our property or assets. Domestic and International laws and regulations, whether existing today or in the future, could adversely affect our ability to market and sell our products and could impair our profitability.

     Although a Florida corporation whose securities are governed by United States securities laws, most of our principal users are anticipated to be in Poland.

     Our operations will be adversely affected if we are unable to obtain additional financing when needed. This could result in a loss of your entire investment.

     Future events, including the problems, delays, expenses and difficulties frequently encountered by developing companies may lead to cost increases that could make the net proceeds of this offering insufficient to fund our proposed operations. We may seek additional sources of capital, including an additional offering of our equity securities, an offering of debt securities or financing through a bank or other entity. If we raise additional funds through the issuance of equity or debt securities, your investment could be substantially diluted and those securities could have preferences and privileges that your securities do not have. We have not established a limit on the amount of debt we may incur nor have we adopted a ratio of our equity to debt allowance. If we need to obtain additional financing, there is no assurance that financing will be available or that it will be available on terms acceptable to us, or that any future offering of securities will be successful. We could suffer adverse consequences if we are unable to obtain additional capital when needed.

     We anticipate that we will primarily sell our securities in a limited number of states. We will not accept subscriptions from investors who reside in other states unless we effect a registration therein or determine that no such registration is required.

     In order to comply with applicable state securities laws, if any, the securities we offer will be sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, the shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification is available.

     No assurance a trading market may result in illiquidity for your investment.

     There is currently no trading market for our securities and there is no assurance one will develop. We intend to apply initially for admission to quotation of our common stock on the NASD OTC Bulletin Board. There is no assurance that trading activities or market making activities, if commenced, will be maintained, which could result in illiquidity of your investment.

     We are controlled by our Management who do not have significant experience in the Internet industry.

     Mitchell Rubinson, our Chairman and President, has the ability to vote approximately 64% of the votes upon completion of the minimum offering and 63.3% upon completion of the maximum offering. Consequently, we are essentially controlled by our President, Mr. Rubinson, and other members of management have limited experience in the Internet market and may not be able to operate a business venture in this industry. As a result, he will be able to exercise substantial interest over matters requiring stockholder approval, including the election of directors and the approval of material corporate matters such as change of control transactions. The effects of such influence could be to delay or prevent a change of control of us unless the terms are approved by our President.

     Our future quarterly operating results may fluctuate significantly, which could adversely affect the price of our securities.

     We expect that our future quarterly operating results will fluctuate significantly. Accordingly, you should not rely on quarter-to-quarter comparisons of our historical results as an indication of our future performance. If our quarterly operating results do not meet the expectations of our investors, the market price of our securities will most likely decline. Our future quarterly results may fluctuate as a result of many factors, some of which are outside our control, including:

•	the timing, introduction and commercialization of our services;

•	the operating costs and expenditures related to the expansion of our business operations and infrastructure, including the retention of key personnel, the addition of new employees and the acquisition and integration of new domain names;

•	legal and regulatory developments that may adversely affect our ability to collect or disseminate data; and

•	the timing and establishment of our marketing and channel partnership arrangements.

     We face risks associated with our strategic alliances.

     From time to time, we anticipate that we will enter into arrangements and strategic alliances through which we will license access to our domain names and web sites to third parties in exchange for royalties and other revenue payments. We can give no assurance that we will be able to identify and secure appropriate partners or that any partner arrangements will be profitable or diminish the value of the site through their mismanagement. If we are unable to enter into appropriate partner arrangements, our business, financial condition and operating results may be adversely affected.

     To increase our revenue, we must increase our sales force, for which we can give no assurance.

     Our future revenue growth will depend in large part on recruiting and training sales personnel and expanding our distribution channels. We may experience difficulty recruiting qualified sales and support personnel and establishing distribution relationships. We may not be able to successfully expand our force or other distribution channels, and any such expansion, if achieved, may not result in increased revenue or profits.

     We may be unable to prevent third parties from developing Internet sites, or acquiring domain names similar to ours.

     We have registered 83 domain names. As new domain name extensions become available, we anticipate that we will not acquire all of the other extensions for these addresses and that these domain name extensions could become more profitable than ours. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our domain names.

     We believe that potential similarities may cause confusion on the part of potential customers, and this confusion may harm our business, financial condition, and results of operations.

     You may not be able to exercise your public warrants if we do not maintain an effective registration statement.

     We are required to use commercially reasonable efforts to maintain a registration statement relating to the offer and sale of the common stock underlying the public warrants, and to qualify these public warrants and the underlying common stock for sale in jurisdictions in which their holders reside unless an exemption from such registration or qualification is available. If such registration is not maintained, the holders of the public warrants included in the units may not be able to exercise them.

     Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the OTC Bulletin Board service.

     Because there are no automated systems for negotiating trades on the OTC Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders — an order to buy or sell a specific number of shares at the current market price — it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

     “Penny Stock” rules may make buying or selling our securities difficult.

     Trading in our securities will be subject to the “penny stock” rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transactions involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

     Since our business depends on the future growth of the Internet in Poland, our business may be adversely affected if there is limited growth in Internet penetration within the Polish market.

     The development of our business depends, in large part, on the level of Internet penetration in Poland. We expect continued growth in the number of Internet subscribers in Poland. However, the size of our future market base may be affected by a number of factors. Many of these factors are beyond our control, including general economic conditions such as represented in GDP per capita income, the cost of access to the Internet, the price of the Internet related services, quality and cost to the subscribers to the Internet. Any significant slow down in economic growth in Poland could hurt us by slowing the rate of increase in the number of subscribers or causing a decline in usage revenue generated by Internet users. Given these factors, as well as the short history of Internet Industry in Poland, it is difficult to predict with any degree of certainty, the growth of the Internet business in Poland or the number of users.

     The Internet could also lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality-of-service. In addition, federal, state and foreign agencies have begun to increasingly regulate the Internet and Internet commerce. Any regulation imposing fees for Internet use could result in a decline in the use of the Internet and slow the acceptance of the Internet. The demand for our services could be significantly reduced if the Internet does not continue to become a widespread communications medium and commercial platform.

     If the Zloty devalues, financial results may be adversely affected.

     During its transition from a state controlled economy to a free market economy, Poland has experienced high levels of inflation and significant fluctuations in exchange rate for its currency, the Zloty. From October 1997 until April 2000, Poland used a “crawling peg” system pursuant to which the National Bank of Poland pegged the monthly rate of devaluation of the Zloty against a basket of weighted currencies. In April 2000, Poland abandoned the crawling peg system. Since then, foreign exchange rates have not been set or controlled by the Bank of Poland and have been allowed to flow freely. The National Bank of Poland is permitted, however, to intervene in the foreign exchange markets in order to meet the Polish government’s monetary policy goals with respect to inflation. The exchange rate has changed from PLN 2.87755 per U.S. $1.00 as of December 31, 1996 to PLN 3.9863 per U.S. $1.00 as of December 31, 2001. Consumer price inflation was 13.2% in 1997, 8.6% in 1998, 9.8% in 1999, 8.5% in 2000 and 3.6% in 2001.

     We may be exposed to currency exchange rate risks that could significantly impact our financial operations. If the Zloty devalues significantly, we may not be able to offset the impact of such devaluation through price adjustments.

     We do not currently engage or intend to engage in hedging. However, if circumstances change, we may seek to limit our exposure to the risk of currency fluctuations by engaging in hedging or other transactions, which transactions could expose us to substantial risk of loss. We have yet to formulate a strategy to protect us against currency fluctuations. There can be no assurance that we will successfully manage our exposure to currency fluctuations or that these fluctuations will not have a material adverse affect on us.

     If there is legal, political, social or economic change in Poland our business may be adversely affected.

     In recent years, Poland has undergone significant political and economic change. Political, economic, social and other developments in Poland may in the future hurt our business. In particular, change in laws or regulations whether caused by change in the government of Poland or otherwise could materially effect us.

     Poland has been one of the fastest growing economies in Europe over the recent years. Real GDP growth in Poland was 4.1% in both 1999 and 2000. During 2001 in line with the global economic slowdown, the Polish economy also faced the slowdown with real GDP growth of only .8%. Although 2002 is generally expected to be another challenging year for the Polish economy, the Polish economy is expected to recover in the second half of the year. According to government assumptions, GDP growth is planned at 1% and inflation is set to remain low at about 4.5%. In the absence of any unforeseen negative events, we expect stable yet admittedly difficult economic conditions with inflation under control and no major Zloty depreciation; however, we cannot assure you of these positive economic developments. Any further significant slow down in Poland’s economic growth could materially adversely affect us by slowing the rate of increase in the number of Internet users or cause decline in the average usage or revenue per Internet user.

     Currently, there are no foreign exchange or other controls on the repatriation of capital and dividends from Poland. However, there can be no assurance that such foreign exchange control, restrictions, taxes or limitations will not be imposed or increased in the future.

     The Internet is not widely accepted as a medium for advertising in commerce and our markets, our advertising and the revenues may decline or grow at slower rates than anticipated and our business will suffer.

     We expect to receive a substantial amount of our revenue from Internet advertising and from electronic commerce transactions. If the Internet is not accepted as a medium of advertising for commerce in the Polish market, revenues will grow at slower rates than anticipated and our business will suffer. Internet advertising and electronic commerce in the Polish market is new and evolving. Therefore, we cannot gauge its effectiveness in the long term.

     If Internet use by Polish users does not grow, the number of users visiting our web site may decline or grow more slowly than anticipated, which may limit our ability to generate revenues.

     The Internet market in Poland is in a growing stage of development. The continued growth of Internet usage in Poland may be slowed for various reasons, including:

•	cost of Internet access;

•	concerns about security, reliability and privacy;

•	difficulty of use; and

•	quality of service.

Telecommunications infrastructure and cost of access may limit the growth of the Internet in Poland and adversely affect our business. Access to the Internet requires an advance telecommunication system infrastructure. Telecommunications infrastructure in Poland continues to develop. The quality and development of this infrastructure will have a substantial impact on our ability to deliver our services and on the acceptance of the Internet in Poland. In addition, the cost of telephone service for the Internet in Poland is significantly expensive as compared to other countries. If these costs are not reduced or the consumers are not willing to pay such fees, the use of the Internet for our services will not grow and our revenues will be adversely affected.

     LACK OF CREDIT CARD OWNERSHIP AND SECURITY MAY LIMIT THE GROWTH OF THE INTERNET IN POLAND AND ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUES.

     Unlike consumers in the United States, a limited number of Polish consumers use their credit cards for the Internet. Credit cards are often required to conduct transactions on the Internet. If credit card use by Polish consumers using the Internet does not increase and this payment infrastructure is not adopted, the growth of commerce in Poland via the Internet may be limited. If such commerce opportunities in Poland do not grow or grow more slowly than anticipated, our ability to increase revenues will be limited, which will materially adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

     This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “estimate,” “may,” “will,” “could,” “expect,” “project,” “believe,” “intend,” “envision” and similar words or phrases which are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

     Some of the factors that would affect our financial performance, cause, actual results to differ from our estimates, or underlie such forward-looking statements, are set forth in various places in this prospectus, including under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. These factors include:

•	limited operating history to evaluate our business,

•	an accumulated deficit and a history of operating losses,

•	ability to create awareness of our products, and

•	other factors set forth in this prospectus.

     You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

     This prospectus is based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering, including the merits and risks involved.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

DIVIDEND POLICY

     We have never declared or paid a cash dividend. At this time, we do not anticipate paying dividends in the future. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends and distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions. We plan to retain any earnings for use in the operation of our business and to fund future growth. You should not purchase our common stock and warrants on the expectation of future dividends.

USE OF PROCEEDS

     The net proceeds from the minimum offering after deducting expenses will be approximately $250,000. The net proceeds from the maximum offering after deducting expenses will be approximately $450,000. To the extent permitted, we may engage the services of broker-dealers to assist in selling the Units. If so, the maximum commission paid to any such broker-dealer will be ten percent (10%).

     We expect to use the net proceeds from our sale of common stock in the offering as follows:

Description	Minimum	Percentage	Maximum	Percentage

Establish a sales and marketing organization	$50,000	20%	$50,000	11%
Advertising and marketing activities	$50,000	20%	$50,000	11%
Office and other equipment	$50,000	20%	$50,000	11%
General working capital including salaries, rent utilities, supplies and telecommunications	$100,000	40%	$300,000	67%

Total	$250,000	100%	$450,000	100%

     The allocation of the net proceeds of the offering set forth above represents our best estimate based upon our present plans and certain assumptions regarding general economic and industry conditions and our future revenues and expenditures. If any of these factors change, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes. Based on currently proposed plans and assumptions relating to the implementation of our business plans, we believe that the proceeds from the minimum offering will enable us to fund our planned operations for a period of at least six months from the date of this prospectus. However, we cannot assure you we will realize cash flow from operations or that the cash flow will be sufficient. We cannot assure you that any additional financing, if necessary, will be available to us on acceptable terms, or at all. Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

DETERMINATION OF OFFERING PRICE

     Since none of our securities are listed or quoted on any exchange or quotation system, the offering price of our common stock and warrants was unilaterally determined solely by our Board of Directors. The facts we considered in determining that offering price were:

•	our financial condition and prospects;

•	our limited operating history; and

•	the general condition of the securities market.

The offering price is not an indication of and is not based upon the actual value of the Company. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of our securities.

CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2002, on:

		Pro-Forma	Pro-Forma
		Minimum	Maximum
	Actual	Offering(1)(4)	Offering(2)(4)

Stockholders’ (Deficit) Equity:
Preferred Stock, $.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	$—	$—	$—
Common Stock, $.0001 par value, 100,000,000 shares authorized 35,350,000, 36,050,000 and 36,450,000 shares issued and outstanding, respectively	3,535	3,605	3,645
Additional paid-in capital	20,382	270,312 (3)	470,272 (3)
Deficit accumulated during the development stage	(47,673)	(47,673)	(47,673)

Total capitalization	$(23,756)	$226,244	$426,244

(1)	Assumes sale to the public of 30,000 units, consisting of 600,000 shares of common stock at a per share price of $.50, 600,000 redeemable class A one year warrants, 600,000 redeemable class B two year warrants and the issuance of 100,000 shares of common stock to the Company’s legal counsel as a fee for completion of the public offering valued at $.50 per share of common stock. Each warrant entitles the holder to purchase two shares of common stock at the exercise price of $1.50 for the class A warrants and $2.00 for the class B warrants.

(2)	Assumes sale to the public of 50,000 units, consisting of 1,000,000 shares of common stock at a per share price of $.50, 1,000,000 redeemable class A one year warrants, 1,000,000 redeemable class B two year warrants and the issuance of 100,000 shares of common stock to the Company’s legal counsel as a fee for completion of the public offering valued at $.50 per share of common stock. Each warrant entitles the holder to purchase two shares of common stock at $1.50 for the class A warrants and $2.00 for the class B warrants.

(3)	Reflects the gross proceeds of the proposed minimum and maximum offering to the public of $300,000 and $500,000, respectively and the $50,000 value attributable to the 100,000 shares to be issued to the Company’s legal counsel as a fee for completion of the public offering, net of the estimated expenses of the offering of $50,000, the $50,000 cost associated with the issuance of the 100,000 shares to the Company’s legal counsel and the portion of the proceeds applicable to the par value of the common stock to be issued. To the extent permitted, we may engage the services of broker-dealers to assist in selling the Units. If so, the maximum commission paid to any such broker-dealer will be ten percent (10%).

(4)	Does not reflect any proceeds that may be received from the exercise or issuance of the undelying shares of the class A or class B warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in connection with our financial statements, including the financial statements of our subsidiaries, related notes and other financial information included elsewhere in this prospectus.

Background:

     We were formed on May 31, 2002, and are a development stage enterprise. We own 83 Polish language domain names. We intend to generate operating revenues from the following sources:

•	license of domain names to third parties,

•	subscription fees to access information, products and services on the web pages,

•	web page design,

•	sale of statistical information gathered from web site users,

•	advertising including banner or other forms of web page advertising,

•	sales of products on the various web pages,

     Pursuant to a merger agreement as of June 1, 2002, we merged with Investors Focus, LLC (“LLC”) in a transaction that was accounted for as a recapitalization. We issued 35,350,000 shares of common stock to the members of LLC in exchange for 100% of the membership equity of LLC as of the date of the recapitalization. As a result of this recapitalization, LLC was merged out of existence. The accompanying financial statements and management’s discussion and analysis present the activity and financial position of LLC through the date of the recapitalization and our activity and financial position subsequent thereto.

Employees:

     As of June 30, 2002, we had three employees including Mitchell Rubinson our President, Chief Executive Officer and Chairman, his assistant and an administrative assistant. We are not subject to any collective bargaining agreements and believe that our relationships with our employees are good. The need for additional employees and their availability will be addressed in connection with the growth of the Company’s business activities.

Results of Operations

     During the period from April 15, 1999, through June 30, 2002, we generated no revenues and incurred a net loss of $47,673. Our activities for this period consisted of organizational and business development activities pertaining to acquisition of our domain names, as well as efforts to raise the necessary capital to fund future operations.

Year Ended December 31, 2001 vs Year Ended December 31, 2000:

     For the years ended December 31, 2001, and December 31, 2000, we incurred total operating expenses of $6,154 and $6,775, respectively. Operating expenses for the year 2001 consisted of $3,231 of annual fees to maintain ownership of our domain names and $2,923 of travel and related expenses. The cost associated with acquisition of our domain names for the year ended December 31, 2000, aggregating $3,800, was capitalized and will be amortized over a period of five years commencing with revenue producing activities associated with such names.

     Travel and related expenses for the year ended December 31, 2001, were $2,923 as compared to $6,775 for the year ended December 31, 2000. The $3,852 decrease in travel in the year 2001 resulted from a lower level of travel to Poland in 2001 as compared to 2000 relating to acquisition of the domain names.

     For the years ended December 31, 2001, and December 31, 2000, our net loss was $6,154 and $6,775, respectively and our pro forma basic and diluted net loss per share of common stock was less than $.01 per share for each year, based upon a pro forma weighted average of 35,350,000 shares outstanding for each year.

Six Months Ended June 30, 2002 vs Six Months Ended June 30, 2001:

     For the six months ended June 30, 2002, and June 30, 2001, we incurred total operating expenses of $28,906 and $1,336, respectively.

     Salaries for the six months ended June 30, 2002, were $26,242 and were applicable to an administrative assistant for the period from January 1, 2002, through June 30, 2002, and an assistant to the President , Chief Executive Officer and Chairman for the period from April 30, 2002, through June 30, 2002. For the comparable six month period ended June 30, 2001, the Company had no employees.

     Salary expense for our President, Chief Executive Officer and Chairman will aggregate $250,000 per year pursuant to the terms of his employment agreement, subject to annual 10% increases. Payment of such salary will commence on the first day the Company’s shares trade publicly. The employment agreement is for a period of three years commencing on the first day the Company’s shares trade publicly. See “EXECUTIVE COMPENSATION”.

     For the six months ended June 30, 2002, and June 30, 2001, fees to maintain our domain names were $1,914 and $1,336, respectively. The $578 increase in the six months ended June 30, 2002, compared to the six months ended June 30, 2001, resulted from a full six months of expense being recorded in the 2002 period as compared to expense from February 23, 2001, through June 30, 2001, during the comparable period in 2001. The fees are payable annually and cover a one year period from beginning on February 23 of each year. Initial fees for the period ended February 22, 2001, were capitalized as cost of domain names.

     For the six months ended June 30, 2002, general and administrative expenses of $750 were incurred in connection with various corporate organizational matters. No such expenses were incurred during the comparable six month period ended June 30, 2001.

     For the six months ended June 30, 2002, and June 30, 2001, our net loss was $28,906 and $1,336, respectively and our pro forma basic and diluted net loss per share of common stock was less than $.01 per share for each period, based upon a pro forma weighted average of 35,350,000 shares outstanding for each period.

Three Months Ended June 30, 2002 vs Three Months Ended June 30, 2001:

     For the three months ended June 30, 2002, and June 30, 2001, we incurred total operating expenses of $20,949 and $947, respectively.

     Salaries for the three months ended June 30, 2002, were $19,488 and were applicable to an administrative assistant for the full three month period and for an assistant to the President, Chief Executive Officer and Chairman for the period from

April 30, 2002, through June 30, 2002. For the comparable three month period ended June 30, 2001, the Company had no employees.

     For the three months ended June 30, 2002, and June 30, 2001, fees to maintain our domain names did not vary significantly and totaled $961 and $947, respectively.

     For the three months ended June 30, 2002, general and administrative expenses of $500 were incurred in connection with various corporate organizational matters. No such expenses were incurred during the comparable three month period ended June 30, 2001.

     For the three months ended June 30, 2002, and June 30, 2001, our net loss was $20,949 and $947, respectively and our pro forma basic and diluted net loss per share of common stock was less that $.01 per share for each period, based upon a pro forma weighted average of 35,350,000 shares outstanding for each period.

LIQUIDITY AND CAPITAL RESOURCES:

     Background

     From April 15, 1999, (date of inception) through June 30, 2002, our primary sources of financing have been from advances from our President, Chief Executive Officer and Chairman, who is also our major stockholder in the amount of $22,917 and from companies owned or controlled by such person, in the amount of $39,507. Such advances are non-interest bearing and have no specific repayment terms.

     As of the date of the Company’s recapitalization on June 1, 2002, the balance of advances from the President, Chief Executive Officer and Chairman in the amount of $22,917 (including $4,593 advanced during the six months ended June 30, 2002) was contributed to capital as part of the recapitalization.

     As of December 31, 2001, and June 30, 2002, the following advances were outstanding:

	December 31, 2001	June 30, 2002

Advance from stockholder	$18,324	$—
Advances from affiliates	$3,800	$39,507

     Proposed Public Offering

     We intend to offer for sale to the public, on a best efforts basis a minimum of (i) 30,000 units, each unit consisting of 20 shares of common stock at $10.00 per unit, 20 redeemable class A one year warrants and 20 redeemable class B two year warrants, each warrant exercisable for two shares of common stock at an exercise price of $1.50 for the class A warrants and $2.00 for the class B warrants or (ii) 50,000 units, each unit consisting of 20 shares of common stock at a price of $10.00 per unit, 20 redeemable class A one year warrants and 20 redeemable class B two year warrants at an exercise price of $1.50 for the class A warrants and $2.00 for the class B warrants. The warrants are redeemable by us at a redemption price of $.0001 per warrant. The common stock and warrants contained in the units may be separated after issuance at the Company’s option. The gross proceeds, before expenses of the offering, are expected to be between $300,000 and $500,000.

     In connection with the proposed public offering of common stock, we have committed to issue 100,000 shares of common stock to our legal counsel after the Company’s common stock begins trading publicly. The 100,000 shares of common stock will be valued based upon the fair market value of the common stock on the date the stock first trades in the public market. The value assigned to such shares will be included in the costs of the public offering and will be charged to additional paid in capital in the period the public offering is completed.

     In addition to the proceeds that may be received upon the successful completion of our proposed public offering, we may also require additional financing to meet the growth needs of our business or for other corporate purposes. We may seek additional financing through private placement of our equity or debt securities or other financing arrangements that may become available to us. There is no assurance that we will be successful in completing our proposed public offering or will be successful in obtaining additional financing or that if such financing is obtainable that it will be on terms and conditions that are acceptable to us.

     We have not paid dividends since our inception and do not intend to pay dividends in the foreseeable future.

DILUTION

     As of June 30, 2002, the sale of 600,000 shares in the offering at the offering price of $.50 per share, less the estimated offering expenses, the pro forma as adjusted net tangible book value of each of the assumed outstanding shares of common stock would have been $.01. This would have resulted in dilution of $.49 to new investors purchasing shares in the offering. At the same time, our current stockholders would have realized an increase in pro forma net tangible book value of $.01 after the offering without further cost or risk to themselves.

     The following table illustrates this per share dilution, assuming 600,000 shares are sold:

Initial public offering price, per share	$.50

Pro forma net tangible book value per share before the initial public offering(1)	$—

Increase in pro forma as adjusted net tangible book value per share attributable to investors in the offering	$.01

Pro forma as adjusted net tangible book value per share after the offering	$.01

Dilution per share to new investors	$.49

(1)	less than $.00

BUSINESS

Overview

     On April 15, 1999, Investors Focus LLC was formed. As of June 1, 2002, Investors Focus LLC completed a merger with Investors Focus, Inc.

     On August 13, 2002, Articles of Merger were filed with the Secretary of State of Florida. However, we controlled LLC as of June 1, 2002 and the results of LLC are included in the financial statements herein as if the transaction had occurred on June 1, 2002.

Our Business

     We anticipate the primary source of our revenue will be derived from a variety of different sales and uses of our Polish domain names. We intend to market and maximize the value of our owned domain names. We intend to be a provider of web sites, and manage Internet advertising space and the sale of licenses for the use of a variety of domain names in Poland that will allow users in Poland to use the Internet more efficiently. We intend to design web sites targeting a diversified group of users. We intend to partner with third parties who will provide certain hosting and design services and help us develop and maximize the value of our Polish web sites. We expect to aggregate content from numerous sources, which will be edited, translated and formatted and available through our web sites. We will display content developed by third parties through agreements under which we may agree to pay a flat fee or provide a co-branded presence on our web sites. We believe the services we will offer customers and users will appeal to the needs of a wide variety of individuals and businesses.

Accompanying Industry and Country Background

     Poland represents a significant growth opportunity for use of the Internet. By 2007 Internet access penetration in Poland are expected to reach 19.9 million users. Internet advertising revenues in Poland is expected to grow from approximately $22.8 million to $74.1 million by 2005. This growth is projected to occur even though Polish Internet service providers (“ISP’s”) are charging extremely high rates for Polish users to access the Internet.

     As a potential Internet market, Poland is formidable in sheer size, if not in economic strength. With 39,000,000 people, Poland has a larger population than the four Scandinavian Internet powerhouses (Sweden, Denmark, Norway and Finland) combined. It also has the largest number of Internet users in Eastern Europe.

     Presently, less than 1% of all web pages are written in Polish which means that much of the Polish population is incapable of reading the vast majority of material on-line. Our web sites and domain names will be in Polish, which management believes should increase their use and allow Polish consumers and business people to navigate through our web sites. As the cost of access to the Internet decreases and the Polish economy continues its economic expansion, we believe that the Polish on-line audience will become increasingly more active and that Internet usage will continue to spread across a wider sphere of the Polish population. We also believe that advertisers will increase their on-line expenditures to reach targeted audiences of consumers, and that on-line advertising expenditures targeted at the Polish community will increase as advertisers become more aware of how to execute and evaluate on-line advertising campaigns.

     Poland has only limited web sites compared to other countries and, accordingly, has a significant opportunity for growth. Poland has only 1.2 web sites per thousand inhabitants compared to a medium for the region of 27 per thousand in the United States as of 2002 according to Net Craft.

Business Strategy

     Our business strategy is to use our library of 83 domain names to become the leading on-line provider in Poland delivering a wide variety of content and services through web sites designed by us in conjunction with others and through the use of our domain names. Our domain names are:

Polish	English Translation

Adwokat.net.pl	Attorney
Bank.net.pl	Bank
Bankowosc.com.pl	Banking
Baseball.com.pl	Baseball
Bizuteria.net.pl	Jewelry
Detal.net.pl	Retail
Doktor.pl	Doctor
Eadwokat.com.pl	Attorney
Eakcje.com.pl	Stocks
Eaukcja.com.pl	Auction
Ebizuteria.com.pl	Jewelry
Edetal.com.pl	E-retail
Edoktor.com.pl	E-doctor
Eelektronika.com.pl	Electronics
Efinanse.com.pl	Finance
Efracht.com.pl	Freight
Efutbol.com.pl	Football
Egry.com.pl	Games
Ehazard.com.pl	Gambling
Ehoroskop.com.pl	Horoscope
Ekasyno.com.pl	Casino
Ekino.com.pl	Movies
Ekomputer.com.pl	Computer
Eksiazki.com.pl	Books
Elekarstwa.com.pl	Drugs
Elinielotnicze.com.pl	Airlines
Emuzyka.com.pl	Music
Enarkotyki.com.pl	Drugs
Epapierywartosciowe.com.pl	Stocks
Epilkanozna.com	Soccer
Epizza.com.pl	Pizza
Epodroz.com.pl	Travel
Epogoda.com.pl	Weather
Epozyczka.com.pl	Loan
Eprzyjaciele.com.pl	Friends
Esamochod.com.pl	Automobile
Eswiat.com.pl	World
Etelewizja.com.pl	Television
Ewiadomosci.com.pl	News
Ezdrowie.com.pl	Health

Ezywnosc.com.pl	Food
Finanse.net.pl	Finance
Football.com.pl	Football
Fracht.net.pl	Freight
Fracht.pl	Freight
Futbol.net.pl	Football
Gry.net.pl	Games
Hazard.net.pl	Gambling
Hipoteka.com.pl	Mortgage
Horoskop.net.pl	Horoscope
Kasyno.net.pl	Casino
Kino.net.pl	Movies
Komputer.net.pl	Computer
Koszykowska.com.pl	Basketball
Ksiazki.net.pl	Books
Kupowac.com.pl	Buy
Lekarstwa.net.pl	Drugs
Lekkoatletyka.com.pl	Sports
Linielotnicze.net.pl	Airlines
Milosc.com.pl	Love
Narkotyki.net.pl	Drugs
Papierywartosciowe.com.pl	Stocks
Papierywartosciowe.net.pl	Stocks
Papierywartosciowe.pl	Stocks
Pilkanozna.net.pl	Soccer
Plec.com.pl	Sex
Podroz.net.pl	Travel
Pogoda.net.pl	Weather
Pozyczka.net.pl	Loans
Przyjaciele.net.pl	Friends
Przyjaciele.pl	Friends
Religia.com.pl	Religion
Samochod.net.pl	Automobile
Swiat.net.pl	World
Telewizja.net.pl	Television
Wiadomosci.net.pl	News
Wypadek.com.pl	Emergency
Wysylka.com.pl	Shipping
Zaladunek.com.pl	Shipping
Zapasy.com.pl	Stocks
Zdjecie.com.pl	Photo
Znajdowac.com.pl	Find
Zywnosc.net.pl	Food

     Our objective is to target a group of defined users through each of our web sites by offering a specific range of consumer and/or business related topics.

Revenue Sources

     We anticipate that our revenues will be derived from a variety of sources, including the domain names that are owned by us and web sites which will be owned by us and jointly with third parties. The revenues would be derived from the following:

•	advertising;

•	referrals to other web pages;

•	rental of web pages of domain names to third parties;

•	sales of products;

•	subscription models;

•	web page design; and

•	sales statistical data.

Transaction Fees

     We anticipate a collection of transaction fees from the use of our domain names. We intend to structure transactions under a variety of revenue models including earning a percentage of every click through or sale on a web site for which we have leased the domain name. Some of our domain names may be sold, leased or leased with a royalty. In other domain name projects we will share fees with a third party.

     In addition, if a user were to click through and purchase an item on that web site, we would earn a percentage of the price of the item purchased.

Up Front Fees

     We will also offer our partners the option of paying up front fees for services including a flat fee for the lease of a specific domain name.

     We intend to implement an advertising and marketing campaign in Poland to increase awareness of our domain names and new users as certain web sites are developed, and expand our strategic relationships. We will also seek to maximize the value of our products and conduct sponsorships and other promotional activities.

Conduct Targeted Marketing Analysis

     As we develop web sites and sell our domain names to others for use on their web sites, we will develop a large diverse on-line user base which will enable us to conduct targeted marketing analysis for advertisers and marketers seeking to reach particular demographic segments of the Polish market. In addition, we intend to target, track and analyze user data.

Subscription Fees

     Certain of our web sites designed by us and for third parties will charge subscription fees. Subscription fees are determined according to the nature of a customer’s participation and the number of subscribers. Customers will be charged a monthly rate for access to the information.

Sponsorships

     We plan to sell sponsorships on web sites we design and share with others. Brand and content sponsorship is analogous to the “brought to you by model,” used on television or radio. The companies will want to sponsor a specific section of a web site.

Competition

     The companies that currently compete with our products and services as well as companies with whom we may compete in the future are larger in scope and have greater resources than we do.

Intellectual Property

     We currently own 83 web domain names. Currently governmental agencies in Poland such as [complete] regulate the acquisition of domain names and operation of the Internet. Others obtain domain names which are similar to ours, which can cause confusion among web users trying to locate our site.

Employees

     We have three full-time employees, including our executive officers. We believe our relationship with our employees is satisfactory.

Property

     Our offices are located at 1000 Lincoln Road, Suite 200, Miami Beach, Florida 33139, under a five year lease expiring December 22, 2005 with currently monthly rental of $3,500 per month increasing to $4,051 per month in the final year of the lease. We assumed the lease effective July 1, 2002.

PLAN OF DISTRIBUTION

Limited State Registration

     We will qualify or register the sale of the shares being offered by us in a limited number of states. We will not accept subscriptions from investors residing in other states.

Sale of the Shares By Us

     The securities are being offered on a direct participation basis through our officers and directors. We anticipate that our executive officers will primarily sell the shares. No sales commission will be paid to any officer or director. To the extent permitted, we may engage the services of broker-dealers to assist in selling the Units. If so, the maximum commission paid to any such broker-dealer will be ten percent (10%).

     We will pay all expenses incurred in connection with the offer and sale of our shares by our officers and directors. The officers and directors are relying on Rule 3a4-1 of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the Units.

     All proceeds raised in the offering will be held by      , as escrow agent, in a non-interest bearing account until the minimum is reached. If the minimum offering is not reached within          months from the date of this prospectus all funds will be returned without interest and the offering will be terminated unless extended by us in our sole discretion . If the minimum offering is achieved by          months from the date of this prospectus, the proceeds will be released to us to no later than      . Thereafter, sales will continue at our sole discretion until the earlier of the date the maximum offering is achieved, or          months from the date of this prospectus, unless we decide to further extend the offering for an additional          months, at our sole discretion without notice to investors and potential subscribers.

MANAGEMENT

Officers and Directors

     The following table sets forth certain information with respect to our directors, executive officers and key consultants:

Name	Age	Position

Mitchell Rubinson	55	President, Chief Executive Officer and Chairman
Larry H. Schatz	56	Director
Roman Jones	33	Director

     Mitchell Rubinson has served as Chairman of the Board and Chief Executive Officer since our formation. Mr. Rubinson serves as Chairman of the Board and Chief Executive Officer of International Fast Food Corporation, a position he has held as of December 1991. International Fast Food Corporation was the exclusive developer and franchisee for Burger King Restaurants and Dominos Pizza Stores in Poland. Mr. Rubinson has served as President and Chairman of Integrated Equities, a privately held company since February 13, 1985.

     Larry H. Schatz has served as a Director since June 1, 2002. Mr. Schatz is the Vice Chairman of International Fast Food Corporation. Mr. Schatz has served as “of counsel” for the law firm of Grubman, Indursky & Schindler, P.C. since January 1996. From 1991 through December 1995, Mr. Schatz worked as an attorney in private practice.

     Roman Jones has served as a Director since June 1, 2002. Roman Jones currently serves as Chairman and Chief Executive Officer of Roach Holdings, Inc. Roach Holdings, Inc. is a holding company that operates restaurants and nightclubs in South Florida. He has served in this position since March 2000. Prior to his involvement with Roach Holdings, he was Chief Executive Officer of Chicken Central, Inc., which owned restaurants in South Florida.

     All directors hold office until the next annual meeting of stockholders and until their successors are elected. Officers are elected to serve, subject to the discretion of the board of directors, until their successors are appointed.

EXECUTIVE COMPENSATION

     Prior to the commencement of this offering, no compensation has been paid to or accrued to any executive officer of the Company. Although Mr. Rubinson has not yet received compensation for his services to the Company, he may be reimbursed for expenses he incurred on behalf of the Company.

Employment Agreements

     The Company entered into the employment agreement with Mitchell Rubinson effective May 31, 2002 to serve as its Chairman and Chief Executive Officer for an initial term of three years commencing on the first day our shares become publicly traded. Mr. Rubinson shall receive a minimum annual salary of $250,000 per year, subject to annual 10% increases. Mr. Rubinson, is also entitled to receive an annual incentive bonus in the amount of 3% of net sales defined as gross sales, less any allowances. Under the employment agreement Mr. Rubinson is required to devote such portion of his business time to us as may be reasonably required by our Board of Directors.

Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted for directors, officers or persons controlling Investors Focus pursuant to the foregoing provisions or otherwise Investors Focus has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

     The Florida Business Corporation Act permits the indemnification of directors, officers, employees and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law.

     The provisions of the Florida Business Corporation Act that authorized notification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violation of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or at no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interest in a proceeding by or in the right of a shareholder. This statute does not affect the director’s responsibility under any other law, such as Federal Securities laws.

     Our officers intend to enter into indemnification agreements providing for certain contractual and indemnification rights, including, prompt reimbursement of any expenses in connection with an indemnifiable claim.

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of the effective date of this prospectus regarding the beneficial ownership of our common stock by each officer and director and by each person who owns in excess of five percent of our common stock.

	Number of	Percentage	Number of	Percentage
	Shares owned	owned	Shares owned	owned
Name	Pre-Offering	Pre-Offering	Post-Offering	Post-Offering

				Minimum		Maximum

Mitchell Rubinson and Edda Rubinson, Tenants by the entirety	23,000,000	65.06%	23,000,000	__.__	%	__.__	%

Marilyn Rubinson	3,430,000	9.8%	3,430,000	__.__	%	__.__	%

Nigel Norton	2,450,000	7.0%	2,450,000	__.__	%	__.__	%

All Executive Officers and Directors as a Group (2 persons)	25,000,000	70.1%	25,000,000	__.__	%	__.__	%

     Marilyn Rubinson is the mother of Mitchell Rubinson. Mitchell disclaims any beneficial ownership of the shares held by Marilyn Rubinson. Nigel Norton is the brother-in-law of Mitchell Rubinson. Mr. Rubinson’s two adult daughters own 1,715,000 shares each of the Company’s common stock. Mr. Rubinson disclaims beneficial ownership of such securities.

     Unless otherwise indicated, the addresses of each of the beneficial owners is identified as 1000 Lincoln Road, Suite 200, Miami Beach, Florida 33139.

CERTAIN TRANSACTIONS

     At December 31, 2001, we were indebted to our president, chief executive officer and chairman who is also its major stockholder in the amount of $18,324, representing non-interest bearing advances made to us for working capital purposes. An additional $4,593 was advanced during the six months ended June 30, 2002. As of the date of our recapitalization, the balance of the advances aggregating $22,917 was contributed to capital as part of the recapitalization.

     At December 31, 2001, and June 30, 2002, we were indebted to companies owned or controlled by our president, chief executive officer and chairman in the amount of $3,800 and $ 39,507, representing non-interest bearing advances made to us for working capital purposes. The advances are due on demand and are reflected in the accompanying balance sheets as advances from affiliates.

     Salary expense for our two employees for the six months ended June 30, 2002, aggregating $26,242 was paid by an affiliated entity.

     We have entered into an employment agreement with our president, chief executive officer and chairman.

DESCRIPTION OF SECURITIES

Authorized Capital

     The total number of authorized shares of our common stock is one hundred million shares, par value of $.0001 per share, and one million shares of non-designated preferred shares, par value of $.0001 per share.

Units

     Each unit consists of 20 shares of common stock and 20 redeemable class A one year warrants and 20 redeemable class B two year warrants. Each warrant is exercisable into two shares of common stock at an exercise price of $1.50 and $2.00 per warrant, respectively.

Common Stock

     Immediately prior to the consummation of this offering, we had 35,350,000 shares of common stock outstanding.

     Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are, and the shares of common stock offered pursuant to this offering will be, when issued and delivered, fully paid and non-assessable.

     Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

     All outstanding shares of common stock are validly issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby will be fully paid and nonassessable when sold in accordance with the terms hereof and pursuant to a valid and current prospectus. Our board of directors is authorized to issue additional shares, on such terms and conditions and for such consideration as the board may deem appropriate without further stockholder action.

Warrants

     Our warrants will be issued and registered pursuant to an agreement dated as of the effective date between us and Florida Atlantic Stock Transfer, Inc., as warrant agent. The following discussion of certain terms and provisions of our warrants is qualified in its entirety by reference to the warrant agreement. The form of the certificate representing our warrants which form a part of the warrant agreement, will be filed as an exhibit to the registration statement of which this prospectus forms a part.

     Each of our warrants entitle the register holder to purchase two shares of common stock. The class A warrant is exercisable at $1.50 and the class B warrant at $2.00. The exercise price and the number of shares issued upon exercise of the warrants are subject to adjustment in certain circumstances. Class A warrants may be exercised in whole, in whole or in part, for a period of one year and the class B warrants for a period of two years, each from the effective date of this offering. After the expiration date, warrant holder shall have no further rights. The class A and class B warrants are redeemable by us upon 30 days prior written notice at $.0001 per warrant.

Penny Stock Regulation

     The offering price of our common stock has been arbitrarily determined by us. If a market for our common stock develops and is maintained, and if our stock trades below $5.00 per share, then our common stock may be considered “penny stock”. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to “penny stock” rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $ 200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Securities and Exchange Commission related to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities.

Preferred Stock

     We do not have any shares of preferred stock outstanding.

     The board of directors is authorized to provide for the issuance of additional shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plan to issue any further preferred stock or adopt any further series, preferences or other classification of preferred stock.

Admission to Quotation on the NASD OTC Bulletin Board

     We intend to apply for quotation of our securities on the NASD OTC Bulletin Board. If a market maker does not sponsor our securities, our securities will be quoted in the daily quotation sheets of the National Quotation Bureau, Inc., commonly known as the “pink sheets”. We believe, however, that our common stock will be quoted on the NASD OTC Bulletin Board.

     If our securities are not quoted on the NASD OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities. The over-the-counter market differs from national and regional stock exchanges in that it:

•	is not cited in a single location but operates through communication of bids, offers and confirmations between broker-dealers; and

•	securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges.

     To qualify for quotation on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor such a company listing. If such market maker meets the qualifications for trading securities on the NASD OTC Bulletin Board our securities will trade on the NASD OTC Bulletin Board.

     Following the completion of this offering, certain broker-dealers may be the principal market makers for the securities offered hereby. Under these circumstances, the market bid and asked prices for the securities may be significantly influenced by decisions of the market makers to buy or sell the securities for their own account. No assurance can be given that any market making activities, if commenced, will be continued.

OTCBB Issues

Market for Our Shares

     No public market exists for our shares. There are no outstanding options, options to purchase or securities convertible into common shares, which are not being registered hereby. We have not agreed with any stockholders to register their shares for sale, other than for this registration. We do not have any other public offerings in process or proposed.

Transfer Agent

     Florida Atlantic Stock Transfer will act as transfer agent for our securities.

Reports to Stockholders

     We will furnish to holders of our common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to our stockholders as we deems appropriate.

LEGAL MATTERS

Legal Proceedings

     We are not a party to any litigation and management has no knowledge of any threatened or pending litigation against us.

Legal Opinion

     Adorno & Yoss, P.A., Fort Lauderdale, Florida has given its opinion as attorneys-at-law that the common stock, when issued pursuant to the terms hereof, will be fully paid and non-assessable. Adorno & Yoss, P.A., Fort Lauderdale, Florida has passed on the validity of the securities being issued but purchasers of the securities offered by this prospectus should not rely on Adorno & Yoss, P.A., Fort Lauderdale, Florida with respect to any other matters. Members of Adorno & Yoss, P.A. will own 100,000 shares of our common stock upon completion of this offering.

EXPERTS

     The financial statements of Investors Focus, Inc. and LLC as of December 31, 2001 and for each of the years ended December 31, 2001 and 2000, included in this prospectus, have been so included in reliance upon the report of Moore Stephens Lovelace, P.A., independent certified public accountants, included in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC or over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

INVESTORS FOCUS, INC.

(Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Certified Public Accountants	F-2

Balance Sheets as of December 31, 2001 and June 30, 2002 (Unaudited)	F-3

Statement of operations for the Years Ended December 31, 2001 and 2000 and the Period From April 15, 1999 (Date of Inception) Through June 30, 2002 (Unaudited)	F-4

Statements of Operations for the Three and Six Month Periods Ended June 30, 2002 and 2001 (Unaudited)	F-5

Statements of Stockholders’ Deficit for the Period from April 15, 1999 (Date of Inception) Through December 31, 1999, the Years Ended December 31, 2000 and 2001 and the Six Month Period Ended June 30, 2002 (Unaudited)	F-6

Statements of Cash Flows for the Years Ended December 31, 2001 and 2000, the Six Months Ended June 30, 2002 and 2001 (Unaudited) and the Period From April 15, 1999 (Date of Inception) Through June 30, 2002 (Unaudited)	F-7

Notes to Financial Statements	F8-12

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors
Investors Focus, Inc.
  (A Development Stage Company)
Miami Beach, Florida

We have audited the accompanying balance sheet of Investors Focus, Inc. (a development stage company) as of December 31, 2001, and the related statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, based upon our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Investors Focus, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1, the Company has incurred losses since its inception and has a working capital deficiency at December 31, 2001, which raises substantial doubt about its ability to continue as a going concern. Management’s plans related to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certified Public Accountants

/s/ Moore Stephens Lovelace, P.A.

Orlando, Florida
August 7, 2002

INVESTORS FOCUS, INC.
(Development Stage Company)

BALANCE SHEETS

	December 31, 2001	June 30, 2002

		(Unaudited)
ASSETS
Current Assets:
Deferred offering costs	$—	$20,000
Prepaid expense	557	2,487

Total Current Assets	557	22,487
Internet Domain Names	3,800	3,800

Total Assets	$4,357	$26,287

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$—	$10,000
Accrued expense	—	536
Advances from stockholder	18,324	—
Advances from affiliates	3,800	39,507

Total Current Liabilities	22,124	50,043

Commitments:
Stockholders’ Deficit:
Members’ equity	1,000	—
Preferred Stock, $.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $.0001 par value, 100,000,000 shares authorized; 35,350,000 shares issued and outstanding, at June 30, 2002	—	3,535
Additional paid-in capital	—	20,382
Deficit accumulated during development stage	(18,767)	(47,673)

Total Stockholders’ Deficit	(17,767)	(23,756)

Total Liabilities and Stockholders’ Deficit	$4,357	$26,287

See Accompanying Notes

INVESTORS FOCUS, INC.
(Development Stage Company)

STATEMENTS OF OPERATIONS

			April 15, 1999
	Years Ended December 31,		(Date of Inception)
			To June 30,
	2001	2000	2002

			(Unaudited)
Revenues	$—	$—	$—
Cost of goods sold	—	—	—

Gross Profit	—	—	—

Operating Expenses:
Salaries	—	—	26,242
Maintenance of domain names	3,231	—	5,145
General and administrative	2,923	6,775	16,286

Total operating expenses	6,154	6,775	47,673

Loss before pro forma provision for income taxes	(6,154)	(6,775)	(47,673)
Pro forma provision for income taxes	—	—

Pro forma net loss	$(6,154)	$(6,775)	$(47,673)

Pro forma Basic And Diluted Net Loss Per Common Share(1)	$(0.00)	$(0.00)

Pro forma Weighted Average Number of Common Shares Outstanding	35,350,000	35,350,000

(1)	Less than $(.00) for all periods

See Accompanying Notes

INVESTORS FOCUS, INC.
(Development Stage Company)

STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$—	$—	$—	$—
Cost of goods sold	—	—	—	—

Gross Profit	—	—	—	—

Operating Expenses:
Salaries	19,488	—	26,242	—
Maintenance of domain names	961	947	1,914	1,336
General and administrative	500	—	750	—

Total operating expenses	20,949	947	28,906	1,336

Loss before pro forma provision for income taxes	(20,949)	(947)	(28,906)	(1,336)
Pro forma provision for income taxes	—	—	—

Pro forma net loss	$(20,949)	$(947)	$(28,906)	$(1,336)

Pro forma Basic And Diluted Net Loss Per Common Share(1)	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Pro forma Weighted Average Number of Common Shares Outstanding	35,350,000	35,350,000	35,350,000	35,350,000

(1)	Less than $(.00) for all periods

See Accompanying Notes

INVESTORS FOCUS, INC.
(Development Stage Company)

STATEMENTS OF STOCKHOLDERS’DEFICIT

For the Period From April 15, 1999 (Date of Inception)
Through December 31, 1999, The Years Ended December 31, 2000 and 2001
And the Six Month Period Ended June 30, 2002, (Unaudited)

					Deficit
					Accumulated
		Common Stock		Additional	During
	Member			Paid-In	Development
	Equity	Shares	Par Value	Capital	Stage	Total

Initial capitalization of LLC On April 15, 1999	$1,000	—	$—	$—	$—	$1,000
Net loss for the period	—	—	—	—	(5,838)	(5,838)

Balances, December 31, 1999	1,000	—	—	—	(5,838)	(4,838)
Net loss for the year	—	—	—	—	(6,775)	(6,775)

Balances, December 31, 2000	1,000	—	—	—	(12,613)	(11,613)
Net loss for the year	—	—	—	—	(6,154)	(6,154)

Balances, December 31, 2001	1,000	—	—	—	(18,767)	(17,767)
Issuance of shares in exchange for Member equity and payment of advances from stockholder (Unaudited)	(1,000)	35,350,000	3,535	20,382	—	22,917
Net loss for the period (Unaudited)	—	—	—	—	(28,906)	(28,906)

Balances, June 30, 2002 (Unaudited)	$—	35,350,000	$3,535	$20,382	$(47,673)	$(23,756)

See Accompanying Notes

INVESTORS FOCUS, INC.
(Development Stage Company)

STATEMENTS OF CASH FLOWS

			Six Months Ended		April 15, 1999
	Years Ended December 31,				(Date of Inception)
			June 30,	June 30,	To June 30,
	2001	2000	2002	2001	2002

			(Unaudited)	(Unaudited)	(Unaudited)

Cash Flows From Operating Activities:
Net loss	$(6,154)	$(6,775)	$(28,906)	$(1,336)	$(47,673)
Changes in operating assets and liabilities:
Increase prepaid expense	(557)	—	(1,930)	(2,453)	(2,487)
Increase accounts payable and accrued expense	—	—	10,536	—	10,536

Net cash used in operating activities	(6,711)	(6,775)	(20,300)	(3,789)	(39,624)

Cash Flows From Investing Activities:
Payments for Internet domain names	—	(3,800)	—	—	(3,800)

Net cash used in investing activities	—	(3,800)	—	—	(3,800)

Cash Flows From Financing Activities:
Members’ capital contribution	—	—	—	—	1,000
Advances from shareholder	6,711	6,775	4,593	3,789	22,917
Advances from affiliates	—	3,800	35,707	—	39,507
Deferred offering costs	—	—	(20,000)	—	(20,000)

Net cash provided by financing activities	6,711	10,575	20,300	3,789	43,424

Increase (Decrease) in Cash	—	—	—	—	—
Cash at the Beginning of the Period	—	—	—	—	—

Cash at the End of the Period	$—	$—	$—	$—	$—

Supplemental Schedule of Non Cash Investing and Financing activities:

     Six Months Ended June 30, 2002: (Unaudited)

     Issuance of 35,350,000 shares of common stock in exchange for members’ equity and contribution to capital of $22,917 of advances from stockholder.

     Six Months Ended June 30, 2001: (Unaudited)

None

     Years Ended December 31, 2001 and 2000:

None

See Accompanying Notes

INVESTORS FOCUS, INC.
(Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
For the Years Ended December 31, 2001 and 2000,
the Period from April 15, 1999 (Date of Inception) through June 30, 2002 (Unaudited)
and the Interim Periods Ended June 30, 2002 and 2001 (Unaudited)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES:

     Business

     Investors Focus, Inc. (“IFI” or the “Company.”) was founded on May 31, 2002, and is a development stage enterprise. The Company owns 83 Polish language domain names. The Company intends to generate operating revenues from the following sources:

•	license of domain names to third parties,

•	subscription fees to access information, products and services on the web pages,

•	web page design,

•	sale of statistical information gathered from web site users,

•	advertising including banner or other forms of web page advertising,

•	sales of products on the various web pages,

     Pursuant to a merger agreement as of June 1, 2002, IFI merged with Investors Focus, LLC (“LLC”) in a transaction that was accounted for as a recapitalization. IFI issued 35,350,000 shares of common stock to the members of LLC in exchange for 100% of the membership equity of LLC as of the date of the recapitalization. As a result of this recapitalization, LLC was dissolved on the effective date of the agreement. The accompanying financial statements present the activity and financial position of LLC through the date of the recapitalization and the activity and financial position of IFI subsequent thereto. IFI had no operations prior to the date of recapitalization.

     Basis of Presentation

     In the following notes to the financial statements references to both IFI and LLC are collectively referred to as the Company.

     The accompanying financial statements reflect the historical cost of the Company’s assets and liabilities. Significant accounts and transactions between the Company and its affiliates are disclosed as related party transactions.

     The accompanying unaudited financial statements as of June 30, 2002 and 2001, have been prepared in accordance with accounting principles generally accepted in the United States and, in the opinion of management, include all adjustments (including normal recurring accruals) considered necessary for a fair presentation of financial position, results of operations and cash flows. Operating results for the six month period ended June 30, 2002, are not necessarily indicative of the results that may be expected for the year ending December 31, 2002, or for any other interim period.

INVESTORS FOCUS, INC.
(Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS, Continued
For the Years Ended December 31, 2001 and 2000,
the Period from April 15, 1999 (Date of Inception) through June 30, 2002 (Unaudited)
and the Interim Periods Ended June 30, 2002 and 2001 (Unaudited)

     Going Concern

     The report of the Company’s independent certified public accountants on their audit of the Company’s December 31, 2001, financial statements contained an uncertainty relating to the Company’s ability to continue as a going concern. As shown in the accompanying financial statements, the Company reported a net loss of $28,906 and $6,154 for the six months ended June 30, 2002, and the year ended December 31, 2001, respectively, and had a working capital deficit of $27,556 and $21,567and a stockholders’ deficit of $23,756 and $17,767 at June 30, 2002 and December 31, 2001, respectively. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. The accompanying financial statements do not include any adjustments relating to the outcome of this uncertainty.

     Liquidity, Plan of Operation and Proposed Public Offering

     As of December 31, 2001, and June 30, 2002, the Company had a working capital deficit of $21,567 and $27,556, respectively.

     The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow from external sources to meet its obligations on a timely basis, initiate its operations plan and eventually achieve profitable operations. The Company’s primary source of liquidity has been through non-interest bearing advances from a major stockholder, as well as non-interest bearing advances from affiliate entities owned or controlled by such stockholder. The Company intends to offer for sale to the public, on a best efforts basis a minimum of 30,000 units, consisting of 600,000 shares of common stock at a per share price of $.50 and 1,200,000 redeemable common stock purchase warrants and up to a maximum of 50,000 units, consisting of 1,000,000 shares of common stock and 2,000,000 redeemable common stock purchase warrants. The gross proceeds before expenses of the offering are expected to be between approximately $300,000 and $500,000. Each redeemable common stock purchase warrant allows the holder to purchase two shares of common stock (See Note 6). Based upon its current business plan, the Company believes that it will generate sufficient cash flow from external sources of capital to meet its obligations in a timely manner during the year ending December 31, 2002. However, there can be no assurance that the Company will complete its planned public offering or that other sources of external capital will be available to the Company and, if available, will be on terms and conditions favorable to the Company. Also, there can be no assurance that the Company will ever achieve profitable operations.

     Use of Estimates

     The presentation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

     Internet Domain Names

     Internet domain names are stated at cost and will be amortized over a period of five years commencing with revenue producing activities associated with such names.

INVESTORS FOCUS, INC.
(Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS, Continued
For the Years Ended December 31, 2001 and 2000,
the Period from April 15, 1999 (Date of Inception) through June 30, 2002 (Unaudited)
and the Interim Periods Ended June 30, 2002 and 2001 (Unaudited)

     Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets are also established for the future tax benefits of loss and credit carryforwards. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized (See Note 2).

     Net Loss Per Share of Common Stock

     The basic and diluted net loss per common share, in the accompanying statements of operations, are based upon the net loss divided by the weighted average number of shares outstanding during the periods presented assuming the recapitalization described above had been completed as of the beginning of the period presented. Diluted net loss per common share is the same as basic net loss per common share since there were no potentially dilutive securities outstanding. Pro-forma earnings per share amounts have been presented in the accompanying statement of operations as if the Company were a Subchapter C Corporation for all periods presented. Actual and pro-forma earnings per share amounts are the same since the Company has incurred losses since its inception and the pro-forma computation assumes that any potential income tax benefits from such losses would be fully allowed for due to the uncertainty of their realization.

     Fair Value of Financial Instruments

     The fair value of accounts payable, advances from stockholder and advances from affiliates approximate their fair value because of the short-term maturity of the amounts.

2. INCOME TAXES:

     The Company did not incur any current or deferred U.S. federal or state income tax provision or benefit for the periods presented because prior to June 1, 2002, the Company was a Limited Liability Company, taxed as a partnership and all income and losses were passed through to the members and included on their personal income tax returns. A pro forma provision for income taxes has been included in the accompanying statements of operations as if the Company were a C Corporation for all periods presented. Subsequent to June 1, 2002, the Company will be taxed as a subchapter C Corporation pursuant to the Internal Revenue Code.

3. RELATED PARTY TRANSACTIONS:

     At December 31, 2001, the Company was indebted to its President, Chief Executive Officer and Chairman who is also its major stockholder in the amount of $18,324, representing non-interest bearing advances made to the Company for working capital purposes. An additional $4,593 was advanced during the six months ended June 30, 2002. As of the date of the Company’s recapitalization, the balance of the advances aggregating $22,917 was contributed to capital as part of the recapitalization.

     At December 31, 2001, and June 30, 2002, the Company was indebted to Companies owned or controlled by its President, Chief Executive Officer and Chairman in the amount of $3,800 and $ 39,507, representing non-interest bearing advances made to the Company for working capital purposes. The advances are due on demand and are reflected in the accompanying balance sheets as Advances From Affiliates.

INVESTORS FOCUS, INC.
(Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS, Continued
For the Years Ended December 31, 2001 and 2000,
the Period from April 15, 1999 (Date of Inception) through June 30, 2002 (Unaudited)
and the Interim Periods Ended June 30, 2002 and 2001 (Unaudited)

     Salary expense for the Company’s two employees for the six months ended June 30, 2002, aggregating $26,242 was paid by an affiliated entity.

     The Company has entered into an employment agreement with its President, Chief Executive Officer and Chairman. (See Note 5).

4. STOCKHOLDERS’ DEFICIT:

     Common Stock

     Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if, any, as may be declared from time to time by the Company’s Board of Directors in its discretion from funds legally available. In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

     Holders of common stock have no preemptive rights to purchase additional common stock. There are no conversions or redemption rights or sinking fund provisions with respect to the common stock.

     The Company’s Board of Directors is authorized to issue additional shares, on such terms and conditions and for such consideration as it may deem appropriate without further stockholder action.

     Preferred Stock

     The Company has 1,000,000 shares of non-designated preferred shares authorized as of June 30, 2002. Any shares issued will be designated as a series by the Board of Directors.

     The Board of Directors is authorized to provide for the issuance of additional shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

INVESTORS FOCUS, INC.
(Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS, Continued
For the Years Ended December 31, 2001 and 2000,
the Period from April 15, 1999 (Date of Inception) through June 30, 2002 (Unaudited)
and the Interim Periods Ended June 30, 2002 and 2001 (Unaudited)

5. COMMITMENTS:

     The Company entered into the employment agreement with Mitchell Rubinson effective May 31, 2002, to serve as its Chairman and Chief Executive Officer for an initial term of three years commencing on the first day the Company’s shares become publicly traded. Mr. Rubinson shall receive a minimum annual salary of $250,000, subject to annual 10% increases. Mr. Rubinson is also entitled to receive an annual incentive bonus in the amount of 3% of net sales defined as gross sales less any returns and allowances. Under the employment agreement Mr. Rubinson is required to devote such portion of his business time to the Company as may be reasonably required by the Company’s Board of Directors.

     The Company does not presently lease any office space. The Company may enter into an office lease at a future date based upon its requirements at such time.

6. SUBSEQUENT EVENTS:

     In connection with the proposed public offering of common stock, the Company has committed to issue 100,000 shares of common stock to its legal counsel as a success fee after the Company’s common stock begins trading publicly. The 100,000 shares of common stock will be valued based upon the fair market value of the common stock on the date the stock first trades in the public market. The value assigned to such shares will be included in the costs of the public offering and will be charged to additional paid in capital in the period the public offering is completed.

     The Company intends to offer for sale to the public, on a best efforts basis a minimum of 30,000 units, consisting of 600,000 shares of common stock at a per share price of $.50, 600,000 class A one year warrants at an exercise price of $.75 per share of common stock and 600,000 class B two year warrants at an exercise price of $1.00 per share of common stock up to a maximum of 50,000 units, consisting of 1,000,000 shares of common stock at a per share price of $.50, 1,000,000 class A one year warrants at an exercise price of $.75 per share of common stock and 1,000,000 class B two year warrants at an exercise price of $1.00 per share of common stock. Each Class A and Class B warrant allows the holder to purchase two shares of common stock. The warrants are redeemable by the Company at a redemption price of $.0001 per warrant. The common stock and warrants contained in the units may be separated after issuance at the Company’s option. The gross proceeds, before expenses of the offering, are expected to be between $300,000 and $500,000.

     Effective July 1, 2002, the Company entered into a lease agreement for its current office space which expires in December 2005. The current monthly rent is $3,500 and increases to $4,051 per month in the final year of the lease.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Florida Business Corporation Act (the “Corporation Act”) permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation (the “Articles”) and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Corporation Act.

     The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws.

     The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED FOR DIRECTORS, OFFICERS OR PERSONS CONTROLLING INVESTORS FOCUS PURSUANT TO THE FOREGOING PROVISIONS OR OTHERWISE, INVESTORS FOCUS HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN SUCH ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with this Registration Statement. All such expenses are estimates other than the filing fees payable to the Securities and Exchange Commission:

Filing Fee — Securities and Exchange Commission	$690
Fees and Expenses of Accountants	15,000
Fees and Expenses of legal counsel	20,000
Blue Sky Fees and Expenses	6,000
Printing and Filing Expenses	6,000
Miscellaneous Expenses	2,310

Total	$50,000*

*	estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     On June 1, 2002, the Company was merged with Investors Focus LLC in a transaction that resulted in the issuance of 35,350,000 shares of common stock to the members of the LLC. The transaction was exempt pursuant to Section 4(2).

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(1)	Exhibits

3.1	Articles of Incorporation of Investors Focus, Inc.
3.2	By-Laws of Investors Focus, Inc.
3.3	Agreement and Plan of Merger dated June 1, 2002 between Investors Focus, Inc. and Investors Focus LLC
4.1	Form of warrant agreement and warrant certificate
4.2	Form of common stock certificate*
5.1	Opinion of Adorno & Yoss, P.A.*
10.1	Employment Agreement with Mitchell Rubinson
24.1	Consent of Moore Stephens Lovelace, P.A., certified public accountants
24.3	Consent of Adorno & Yoss, P.A. (included in Exhibit 5.1)*
99.1	Form of Escrow Agreement*
99.2	Form of Subscription Agreement*

*	to be filed by amendment

ITEM 28. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b)  Insofar as indemnification for liabilities arising under the securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned registrant hereby undertakes that it will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Miami Beach, Florida on August 23, 2002.

INVESTORS FOCUS, INC.

By: /s/ Mitchell Rubinson

Mitchell Rubinson

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Rubinson, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in their name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Mitchell Rubinson Mitchell Rubinson	Chairman, President, Chief Executive Officer, Director	August 23, 2002

/s/ Larry H. Schatz Larry H. Schatz	Director	August 23, 2002

/s/ Roman Jones Roman Jones	Director	August 23, 2002

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